Exhibit 99.4
Consent of Deutsche Bank Securities Inc.
      We hereby consent to (i) the inclusion of our opinion letter, dated March 20, 2005, to the Board of Directors of Medicis Pharmaceutical Corporation as Annex B to the Joint Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled “SUMMARY — Opinions of Deutsche Bank, Thomas Weisel Partners and JPMorgan”, “THE MERGER — Background of the Merger”, “THE MERGER — Recommendation of the Medicis Board of Directors and Its Reasons for the Merger” and “THE MERGER — Opinions of Deutsche Bank and Thomas Weisel Partners.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities Exchange Commission promulgated thereunder (the “Rules”), and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act or the Rules.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Graham Cooper

Name:	Graham Cooper

Title:	Director

November 16, 2005